Exhibit 3.1

CERTIFICATE OF FORMATION

OF

CHENIERE CORPUS CHRISTI HOLDINGS, LLC

ARTICLE ONE

The name of the limited liability company is Cheniere Corpus Christi Holdings, LLC.

ARTICLE TWO

The address of the initial registered office of the Company in the State of Delaware is c/o 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, and the name of its registered agent for service of process required to be maintained by Section 18-104 of the Act in the state is Corporation Service Company.

ARTICLE THREE

The adoption by the sole member of Cheniere Corpus Christi Holdings, LLC (the “Company”) of the Limited Liability Company Agreement (“LLC Agreement”) of the Company shall bind all of the members of the Company existing from time to time to the terms and provisions of such LLC Agreement (as such terms and provisions may be restated or amended as provided therein), and the purchase of or subscription for membership interests in the Company shall constitute an agreement by any such member to be so bound, notwithstanding that any such member has not executed a counterpart of such LLC Agreement or of any such restatements of or amendments to such LLC Agreement.

IN WITNESS WHEREOF, I have hereunder set my hand this 11th day of September, 2014.

/s/ Cara E. Carlson
Cara E. Carlson, Authorized Person